Exhibit 23
----------

Consent of Independent Registered Accounting Firm



We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, (file number 333-117270) of our report dated March 2, 2007 on the consolidated financial statements of Monroe Bancorp, which report is incorporated by reference in Monroe Bancorp's Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report March 2, 2007, on our audit of the internal control over financial reporting of Monroe Bancorp as of December 31, 2006, which report is included in this Annual Report on Form 10-K.



/s/ BKD, LLP

Indianapolis, Indiana
March 14, 2007